Exhibit 10.8

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH

“[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION

REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 PROMULGATED UNDER THE

SECURITIES ACT OF 1933, AS AMENDED.

Execution Copy

CONFIDENTIAL

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made and entered into effective as of October 2, 2017 (the “Effective Date”), by and between

GenStem Therapeutics, Inc., a Delaware corporation having an address of [***], Cardiff by the Sea, CA 92007 (“GenStem”),

and

AVROBIO, Inc., a Delaware corporation having a place of business at 700 Technology Square, Suite 101, Cambridge, MA 02139 (“AVROBIO”).

GenStem and AVROBIO each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

RECITALS

A. GenStem owns and/or controls certain patents and other intellectual property pertaining to genetic modification of stem cells and gene therapy, and is developing products using such intellectual property.

B. AVROBIO desires to obtain an exclusive license under GenStem’s intellectual property rights for the purpose of developing, manufacturing and commercializing Licensed Products in the Field (each as defined below), and GenStem desires to grant AVROBIO such a license on the terms and conditions set forth in this Agreement.

In consideration of the foregoing premises, the mutual promises and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GenStem and AVROBIO hereby agree as follows:

AGREEMENT

1.	DEFINITIONS

When used in this Agreement, the following capitalized terms will have the meanings as defined below. Unless the context indicates otherwise, the singular will include the plural and the plural will include the singular.

1.1 “Affiliate” means, with respect to a Party, any corporation, firm, partnership or other entity that directly or indirectly controls or is controlled by or is under common control with such Party, but only for so long as such control exists. As used in this definition, “control” means (with correlative meanings for the terms “controlled by” and “under common control with”) that the applicable entity has the actual ability to direct and manage the business affairs of

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the Party, whether through ownership, directly or indirectly, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors of the Party, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or by contract or any other arrangement whereby such entity controls or has the right to control the business affairs of the Party.

1.2 “BLA” means a Biologies License Application, as defined in 21 C.F.R. Part 600-680, required to be filed with the FDA for approval to commence commercial sale or marketing of a biologies product in the U.S. or a similar filing in a country outside the United States.

1.3 “Commercialization” means all activities relating to the manufacture, marketing, obtaining pricing and reimbursement approvals, promotion, advertising, importing, selling, distribution and customer support of a Licensed Product in a country. The term “Commercialize” has a correlative meaning.

1.4 “Commercially Reasonable Efforts” means, with respect to Developing or Commercializing a Licensed Product, that AVROBIO will use the efforts [***] but the level of effort will be no less than: (a) marketing Licensed Products in quantities calculated to address anticipated market demand once marketing has begun and (b) seeking needed governmental approvals for marketing Licensed Products with diligence in supplying indicated information to, and replying to, appropriate governmental offices in the process. Commercially Reasonable Efforts shall in no case involve a shelving of the development, marketing or sale of Licensed Products or a suspension of the diligent pursuit of needed governmental approval for Licensed Products.

1.5 “Control” means, with respect to any Know-How, Patent Right, or other intellectual property right, that the applicable Party owns or has a license under such Know-How, Patent Right, or other intellectual property right and has the ability to assign to the other Party, or grant to the other Party a license, sublicense or other right to or under, such Know-How, Patent Right or right as provided for herein without violating the terms of any agreement or other arrangements with any Third Party.

1.6 “Development” means non-clinical and clinical drug discovery, research and/or development activities reasonably related to or leading to the development and submission of information to a Regulatory Authority, including chemical synthesis, sequencing, toxicology, pharmacology and other discovery and pre-clinical efforts, test method development and stability testing, manufacturing process development, formulation development, delivery system development, quality assurance and quality control development, manufacturing, statistical analysis, and clinical studies. When used as a verb, “Develop” means to engage in Development.

1.7 “FDA” means the United States Food and Drug Administration, or any successor agency thereto.

1.8 “Field” means any and all uses of Licensed Product.

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1.9 “First Commercial Sale” means, with respect to a given Licensed Product in a particular country, the first sale to a Third Party of such Licensed Product in such country, after obtaining all required Regulatory Approvals in such country. “First Commercial Sale” shall not include the supply of any Licensed Product for use in clinical trials or for compassionate use.

1.10 “IND” means an Investigational New Drug application filed with the FDA and sufficient to satisfy the requirements of 21 CFR 312.20.

1.11 “Know-How” means any non-public, documented or otherwise recorded or memorialized knowledge, experience, know-how, technology, technical information, results, trade secrets, data and all other information, including formulas and formulations, processes, techniques, unpatented inventions, discoveries, ideas, and developments, test procedures, and results, together with all documents and files embodying the foregoing, and including relevant proprietary materials.

1.12 “Licensed Know-How” means Know-How Controlled by GenStem or its Affiliates as of the Effective Date or during the Term that is necessary to research, Develop, manufacture and/or Commercialize Licensed Products in the Field. Licensed Know How to be shared with AVROBIO will include, without limitation, the items set forth on Schedule B attached hereto.

1.13 “Licensed Patent Rights” means: (a) any of the Patent Rights listed in Schedule A, and (b) any division, continuation and/or any foreign patent application and/or Letters Patent, and/or the equivalent thereof issuing on any of the foregoing, and/or any reissue, reexamination and/or extension thereof. Any continuation-in-part application or other patent application or patent that is directed specifically to subject matter specifically described in, at least one of the patents or patent applications described above and that has claims relevant to the Field, or that would otherwise be infringed by AVROBIO’s Development and Commercialization of Licensed Products under the terms of this Agreement shall also be included in Licensed Patent Rights to the extent such patent or patent application is Controlled by GenStem.

1.14 “Licensed Product” means any product that utilizes, includes or incorporates a gene encoding cystinosin, or the protein produced by such gene, in each case (i) the manufacture, use or sale of which would, but for the licenses granted herein, infringe a Valid Claim of the Licensed Patent Rights, (ii) that is the product described in the IND to be filed in accordance with Section 2.2.1, or (iii) that is any derivative, modification or improvement to such product described in such IND and that is to be used for the treatment of Cystinosis.

1.15 “Licensed Technology” means the Licensed Patent Rights and the Licensed Know-How.

1.16 “Major Country” means [***].

1.17 “Net Sales” means the amount invoiced or received by AVROBIO, its Affiliates or sublicensees for sales of a Licensed Product less the following deductions, to the extent included in and not already deducted from the gross amounts invoiced or otherwise charged, and to the extent applicable solely to such sales of the Licensed Product:

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(1) normal and customary charges for packaging, transportation, freight and insurance actually incurred and not charged to the purchaser separately for the shipping delivery of the Licensed Product;

(2) sales, value added and excise taxes or customs duties or any other governmental charges imposed upon the sale of the Licensed Product and paid by the selling party, other than franchise tax or income tax of any kind;

(3) reasonable and customary rebates, quantity discounts, charge-backs, allowances and premiums granted or allowed in connection with the sale of the Licensed Product;

(4) credits or allowances given or made for rejection of or return of, and for uncollectible amounts on, previously sold Licensed Products or for retroactive price reductions; and

(5) credits and allowances to customers on account of governmental or managed care requirements on the Licensed Product.

Net Sales shall be determined in accordance with GAAP. In the case of a sale of a Licensed Product between or among AVROBIO or any Affiliate or sublicensee thereof for resale by such transferee, Net Sales shall be based on [***]. Any deductions listed above which involve a payment by AVROBIO (or its Affiliate or sublicensee) shall be [***]. [***].

1.18 “Patent Rights” means (a) all patents and patent applications in any country or supranational jurisdiction; (b) any divisional, continuation, or continuation-in-part, reissue, reexamination, substitution, renewal and/or extension of any such patents and patent applications; and (c) any foreign counterpart patent or patent application of any of the foregoing.

1.19 “Pivotal Trial” means a clinical trial that is designed to: (a) establish that a Licensed Product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed; and (c) support Regulatory Approval of such Licensed Product; and that is generally consistent with 21 CFR § 312.21(c), or a similar clinical study prescribed by the Regulatory Authorities in a country other than the United States.

1.20 “Product Label” means the United States prescribing information/package insert (USPI) for an approved pharmaceutical product as accepted but the FDA, or the equivalent thereof approved by any other Regulatory Authority.

1.21 “Regulatory Approvals” means, with respect to a Licensed Product, the approvals, registrations, licenses and permits of any Regulatory Authority in a country, including pricing and/or reimbursement approvals, that are necessary to be obtained in order to market and sell commercially such Licensed Product in that country.

1.22 “Regulatory Authority” means any federal, state or local regulatory agency, department, bureau or other government entity, including the FDA, which has responsibility for granting any licenses or approvals or granting pricing and/or reimbursement approvals necessary for the marketing and sale of a Licensed Product in any country.

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1.23 “Royalty Term” has the meaning assigned to it in Section 4.3.3.

1.24 “Series B Financing” means AVROBIO’s first issuance and sale of shares of a newly authorized series of preferred stock (e.g., Series B preferred stock) after the Effective Date of this Agreement to venture capital funds and/or other institutional investors in a bona fide equity financing.

1.25 “Sublicense Income” means license issue fees, milestone payments, maintenance fees, upfront fees, technology access fees, and any similar payments made by a Third Party sublicensee to AVROBIO or an Affiliate of AVROBIO as consideration for a sublicense granted to such Third Party under the rights to Licensed Technology granted to AVROBIO under this Agreement. Excluded from Sublicense Income are: (a) royalties received on the sale or distribution of Licensed Products; (b) payments related to equity investments in AVROBIO or its Affiliates to the extent equal to the fair market value of the equity, with any excess being part of Sublicense Income, (c) bona fide research or development funding from Third Parties for any work related to the research or development of Licensed Products that AVROBIO or any AVROBIO Affiliate is required to perform or have performed under such sublicense agreement, and (d) payments based on the cost of goods for product manufactured and supplied by AVROBIO for a Third Party under the relevant sublicense agreement.

1.26 “Term” has the meaning assigned to it in Section 8.1.

1.27 “Territory” means all countries of the world

1.28 “Third Party” means any party other than GenStem, AVROBIO, or their respective Affiliates.

1.29 “UCSD” means The Regents of the University of California, a California public corporation having its statewide administrative offices at 1111 Franklin Street, Oakland, California 94607-5200, represented by its San Diego campus.

1.30 “Valid Claim” means either (a) a claim of an issued and unexpired patent or a supplementary protection certificate, which has not been held permanently revoked, unenforceable or invalid by a decision of a court, patent office or other forum of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise (i.e., only to the extent the subject matter is disclaimed or is sought to be deleted or amended through reissue), or (b) a claim of a pending patent application that has not been abandoned, finally rejected or expired without the possibility of appeal or refiling, provided, however, that Valid Claim shall exclude any such claim in such a pending application that has not been granted within the earlier of (i) ten (10) years following the earliest priority filing date for such claim and (ii) five (5) years from the date of issuance of the first substantive patent office action considering the patentability of such claim by the applicable patent office in such country, in each case unless and until such claim is granted in such country (at which time such claim will become a Valid Claim again).

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2.	LICENSES

2.1 License Grant. Subject to the terms and conditions of this Agreement, GenStem hereby grants to AVROBIO an exclusive, royalty-bearing license under GenStem’s rights in the Licensed Patent Rights to research, have researched, develop, have developed, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported, export and have exported Licensed Products in the Field in the Territory, including the right to grant sublicenses (the “License”). In addition, AVROBIO shall have the exclusive right in the Field to use and have used the Licensed Know-How provided to it by GenStem hereunder as reasonably required in the exercise of the rights granted above. With regards to any Licensed Patent Rights that are not owned by GenStem, notwithstanding the foregoing license grant or any other section of this Agreement, but subject to Sections 2.2.2 and 6.1, the scope of the rights granted to AVROBIO with respect to Licensed Patent Rights under the License shall be limited to the rights that GenStem has in such Licensed Patent Rights, including under the License Agreement between GenStem and UCSD effective as of June 14, 2017 (the “UCSD Agreement”). AVROBIO hereby agrees to comply with all obligations under the UCSD Agreement as it exists on the Effective Date that are applicable to Sublicensees (as defined in the UCSD License).

2.2 Reservation of Rights; Covenants.

2.2.1 Notwithstanding the exclusive rights granted to AVROBIO in Section 2.1, GenStem shall have the right and obligation to complete the planned Phase 1/2 Trial in Cystinosis titled: “A Phase 1/2 Study to determine the safety and efficacy of transplantation with autologous CD34+ HSCs from mobilized PBSCs of patients with nephropathic cystinosis modified by ex vivo transduction using lentiviral vector”, at GenStem’s expense, provided that the Parties shall reasonably consult, cooperate and communicate regarding such efforts. For clarity, such clinical trial shall be conducted in accordance with the protocol as previously provided to AVROBIO and any amendments thereto shall require the prior written consent of AVROBIO, not to be unreasonably withheld, conditioned or delayed. GenStem will use commercially reasonable best efforts to conduct and complete the planned Phase 1/2 Trial in Cystinosis in a timely manner, with US IND filing anticipated by [***], obtainment of first patient consent anticipated by [***] and obtainment of third patient consent anticipated by [***] (each of the foregoing, the “Trial Dates”). GenStem will prepare and deliver to AVROBIO a final Study Report for the planned Phase 1/2 Trial as soon as practicable after trial completion. Upon written request of GenStem, AVROBIO agrees to negotiate in good faith a reasonable extension of any relevant Trial Date in order to account for unforeseen circumstances or requirements, in either case beyond the reasonable control of GenStem, including any requirements imposed by a Governmental Authority, provided that any such adjusted Trial Dates shall only be effective if mutually agreed in writing by the Parties.

2.2.2 GenStem shall use all commercially reasonable efforts to maintain its rights under the UCSD Agreement with respect to Licensed Technology as in force on the Effective Date and shall promptly notify AVROBIO if it receives written notice from UCSD of any claimed breach of the UCSD Agreement. Upon termination of the UCSD Agreement for any reason, GenStem shall provide prompt written notice to AVROBIO, and upon request of AVROBIO will assign to UCSD its rights under this Agreement, provided that a) AVROBIO is not in material breach of this Agreement at such time; and b) AVROBIO is not involved in

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litigation as an adverse party to UCSD at such time. In no case, however, will UCSD be bound by duties and obligations contained in this Agreement that extend beyond the duties and obligations of UCSD set forth in the UCSD Agreement. Upon any such assignment, AVROBIO will promptly agree in writing to be bound to UCSD by the terms of this Agreement, including but not limited to the payment obligations hereunder.

2.2.3 No implied licenses are granted under this Agreement, and each Party reserves all rights to all of its technology except for the rights expressly granted to AVROBIO under this Section 2.

2.3 Right to Sublicense. AVROBIO may grant sublicenses under the license set forth in Section 2.1 and any other rights granted to it under this Agreement to its Affiliates and Third Parties, subject to the terms and conditions set forth in this Section 2.3. An existing sublicensee in good standing may grant further sublicenses, also subject to such terms and conditions.

2.3.1 Each sublicense agreement shall be consistent with and subject to the terms and conditions of this Agreement. AVROBIO shall remain responsible for the performance of all sublicensees under any such sublicense as if such performance were carried out by AVROBIO itself, including, without limitation, the payment of any royalties or other payments provided for hereunder.

2.3.2 AVROBIO will provide GenStem with a copy of each sublicense agreement within [***] of execution of such agreement, which copy may be reasonably redacted except for matters relevant to a determination of AVROBIO’s compliance with its obligations and/or GenStem’s rights under this Agreement.

2.4 Technology Transfer. GenStem will provide to AVROBIO, at no additional expense: (a) copies of the Licensed Know-How set forth in Schedule B. which information shall be provided to AVROBIO promptly after the Effective Date, and (b) other Licensed Technology and related program information available to GenStem (including without limitation data and other reports generated by or on behalf of GenStem regarding the Phase 1/2 Trial referenced above) as reasonably requested by AVROBIO, which information shall be provided to AVROBIO promptly after any such reasonable request.

2.5 Regulatory Cooperation. GenStem shall keep AVROBIO reasonably informed of its regulatory activities and timelines therefor. GenStem shall provide AVROBIO with timely notice of any material meetings or other communications with any Regulatory Authority relevant to Licensed Products, and AVROBIO shall, if permitted by law, have the right to attend all such meetings, provided that, GenStem will not be obligated to change or delay any such scheduled meetings in order to comply with AVROBIO’s availability. GenStem shall also timely provide AVROBIO with a copy of all relevant regulatory submissions reasonably in advance of submission to the FDA or other Regulatory Authority to allow AVROBIO an opportunity for review and comment. In addition, upon reasonable request of AVROBIO, GenStem shall prepare, pursue and participate in, as applicable, additional submissions to or meetings with relevant Regulatory Authorities, provided that AVROBIO shall lead, assist and/or cooperate, at GenStem’s request and at AVROBIO’s expense, in the preparation of such submissions and conduct of such meetings.

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3.	DEVELOPMENT AND COMMERCIALIZATION OF LICENSED PRODUCTS

3.1 Responsibilities. Subject to the terms and conditions of this Agreement (including without limitation Section 2.2.1 and this Section 3), AVROBIO (and/or its Affiliates and sublicensees) will be solely responsible, at AVROBIO’s expense, for the Development and Commercialization of Licensed Products in the Field in the Territory, using Commercially Reasonable Efforts. AVROBIO will conduct, and will cause its Affiliates and sublicensees to conduct, such activities in a good scientific manner and in compliance in all material respects with all applicable laws.

3.2 Communication. Each Party will appoint one of its employees to serve as a technical liaison and relationship manager hereunder (“Relationship Manager”) with responsibility for overseeing communications between the Parties relevant to this Agreement, including without limitation communications regarding: (a) the conduct of the Phase 1/2 Trial referenced above, (b) the transfer of the Licensed Technology to AVROBIO as contemplated in Section 2.4 above, and (c) patent matters. The initial Relationship Manager for AVROBIO shall be Dr. Nerissa Kreher and for GenStem shall be Dr. Stephanie Cherqui. Each Party may replace its Relationship Manager at any time by notice in writing to the other Party. Notwithstanding the foregoing, all information regarding the Licensed Patent Rights that is to be provided to AVROBIO pursuant to Section 6.1 shall be directed to Dr. Chris Mason at AVROBIO [***].

3.3 Diligence. AVROBIO will use Commercially Reasonable Efforts to Develop, and Commercialize one or more Licensed Products in the United States and in at least one Major Country. All efforts of AVROBIO’s Affiliates, Third Party contractors and sublicensees will be considered efforts of AVROBIO for the purpose of determining AVROBIO’s compliance with its obligations under this Section 3.3.

3.4 Progress Reports. Within [***] after the end of each calendar year, AVROBIO shall furnish GenStem with a written report on the progress of its efforts during the immediately preceding year to Develop and Commercialize Licensed Products under this Agreement, and of intended efforts for the Licensed Products for the year in which the report is submitted.

3.5 Access Requirements. In addition to the obligations set forth above, to the extent required by applicable law, unless a- waiver is obtained from the appropriate agency, AVROBIO shall submit an access plan to California Institute for Regenerative Medicine (“CIRM”) within [***] following final approval of any Licensed Product by the FDA. The plan must afford access to Licensed Products to Californians who have no other means to purchase the Licensed Product in a manner consistent with CIRM regulations (see Title 17, California Code of Regulations, Section 100607). Further, to the extent required by applicable law, unless a waiver is obtained from the appropriate agency, AVROBIO acknowledges that CIRM may request that AVROBIO enter into a license agreement with respect to Licensed Product in any field of use or territory with a responsible applicant or applicants, upon terms that are reasonable under the circumstances in accordance with CIRM regulations (see Title 17, California Code of Regulations, Section 100610).

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4.	FINANCIAL TERMS

4.1	License Fees.

4.1.1 As initial consideration for the grant of rights set forth herein, AVROBIO will pay to GenStem a non-creditable, non-refundable initial license fee of One Million U.S Dollars (US$1,000,000), payable within [***] of the Effective Date.

4.1.2 As an additional license fee, AVROBIO will pay to GenStem a non-creditable, non-refundable additional license fee of [***] within [***] of receiving written notice from GenStem of treatment of the first patient with Licensed Product in the Phase 1/2 Trial to be conducted by GenStem pursuant to Section 2.2.1, provided that, if such milestone is achieved prior to the closing of AVROBIO’s Series B Financing, AVROBIO shall have the right to delay payment until the earlier of the closing of such Series B Financing and April 1, 2018.

4.2	Milestone Payments.

4.2.1 Development Milestones. AVROBIO will pay to GenStem the following non-creditable, non-refundable milestone payments within [***] following the first achievement of the corresponding events described in the table below by the first Licensed Product being Developed, either directly or indirectly, by or on behalf of AVROBIO, its Affiliates or sublicensees to achieve such event. For clarity, each Development Milestone payment below shall be made only once, upon the first attainment of the applicable milestone event by any such Licensed Product.

MILESTONE EVENT	MILESTONE PAYMENT

1. [***]	$[***]

2. [***]	$[***]

3. [***]	$[***]

4. [***]	$[***]

Notwithstanding the foregoing, the [***] and [***] milestone payments specified above shall be reduced by [***]% if at the time of achievement [***]. In addition, notwithstanding the foregoing, in the event that [***] (a) [***] and Milestone Payment 1 above has not been paid at such time, then such amount shall instead be payable within [***] irrespective of whether or not [***], and (b) [***] and Milestone Payment 2 above has not been paid at such time, then such amount shall instead be payable within [***] irrespective of whether or not [***].

4.3	Royalties.

4.3.1 Royalty Rates. With respect to all Licensed Products in the aggregate that are Commercialized by AVROBIO, its Affiliates and sublicensees in the Territory during the Term of this Agreement and subject to Sections 4.3.2 and 4.3.3, AVROBIO shall pay to GenStem tiered royalties based annual Net Sales of such Licensed Products in the Territory in any given calendar year. The royalty rates will be as follows:

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Net Sales in Calendar Year between	Royalty Rate
$[***] - $[***]	[***]%
>[***] and ≤ $[***]	[***]%
> $[***]	[***]%

4.3.2 Royalty Reduction/ Offset. The royalty due on Licensed Products as specified above in Section 4.3.1 shall be reduced by [***] ([***]%) (i) for sales in a given country where (a) the approved Product Label for the Licensed Product in such country at the time of sale specifically excludes females or does not include human clinical safety and efficacy data from females, or (b) the manufacture, use or sale of the Licensed Product would not infringe a Valid Claim of the Licensed Patent Rights in such country, or (ii) if GenStem has not achieved any relevant event specified in Section 2.2.1 as of the relevant Trial Date, as such Trial Date may be adjusted in accordance with Section 2.2.1. Further, AVROBIO shall have the right to offset [***] ([***]%) of any royalties or other license fees paid to Third Parties for sales of Licensed Product in a particular country in order to commercialize Licensed Products against royalties due hereunder for such country, up to a maximum of [***] ([***]%) of the amounts otherwise due to GenStem under Section 4.3.1. Notwithstanding anything in this Agreement, in no event shall the royalty payable to GenStem under this Agreement be reduced pursuant to any provision of this Section 4.3.2 or any other section of this Agreement to less than [***] of the relevant amount provided in Section 4.3.1. For clarity, if human clinical safety and efficacy data from females becomes available at any time during the Term, AVROBIO shall use Commercially Reasonable Efforts to obtain access to such data and to file it with the appropriate Regulatory Authorities in order to expand the approved Product Label for the Licensed Product.

4.3.3 Royalty Term. Running royalties as specified above shall be payable on Net Sales on a Licensed Product-by-Licensed Product and country-by-country basis until the later of (i) the eleventh (11th) anniversary of the First Commercial Sale of such Licensed Product in such country, and (ii) expiration of the last Valid Claim under the Licensed Patent Rights covering such Licensed Product in such country (the “Royalty Term” for such Licensed Product in such country).

4.4 Royalty Reports; Payment. Following the First Commercial Sale of any Licensed Product for which royalties are due pursuant to Section 4.3, and continuing for so long as royalties are due hereunder, within [***] after the end of [***], AVROBIO shall provide a royalty report showing, on a Licensed Product-by-Licensed Product and country-by-country basis:

(a) the Net Sales of each Licensed Product sold by AVROBIO, its Affiliates and sublicensees during such calendar quarter reporting period;

(b) the royalties payable in United States dollars which shall have accrued hereunder with respect to such Net Sales;

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(c) withholding taxes, if any, required by applicable law to be deducted with respect to such royalties; and

(d) the rate of exchange with supporting calculations, determined in accordance with Section 4.5, used by AVROBIO in determining the amount of United States dollars payable hereunder.

Such reports shall also include, following written request of GenStem, any other reasonable data and information reasonably requested by GenStem, including any additional data and information required under the UCSD License.

AVROBIO shall pay to GenStem the royalties for [***] at the time of submission of AVROBIO’s royalty report. If no royalty is due for any royalty period hereunder following commencement of the reporting obligation, AVROBIO shall so report.

4.5 Sublicense Income. AVROBIO will pay to GenStem [***] of Sublicense Income received from Third Party sublicensees if the applicable sublicense agreement is entered into by the relevant parties prior to the [***] anniversary of the Effective Date and [***] of Sublicense Income received from Third Party sublicensees if the applicable sublicense agreement is entered into by the relevant parties on or after the [***] anniversary of the Effective Date and prior to the [***] anniversary of the Effective Date. For the avoidance of doubt, no portion of Sublicense Income shall be payable to GenStem with respect to any sublicense agreement entered into by the relevant parties on or after the [***] anniversary of the Effective Date. AVROBIO will make such payment to GenStem within [***] of receipt of the relevant Sublicense Income. Any such payments with respect to the Sublicense Income shall be non-creditable against any other payment obligations of AVROBIO under this Agreement; provided, however, that AVROBIO shall not be required to make any payments to GenStem which would amount to “double-dipping” for the same milestone event. Accordingly, if AVROBIO receives Sublicense Income as a result of a sublicensee’s achievement of a milestone event for which a milestone payment is due to GenStem as provided in Section 4.2 above, amounts paid by AVROBIO to GenStem on account of the relevant Sublicense Income shall be fully creditable against any amounts payable by AVROBIO to GenStem for such milestone event under Section 4.2. For example, if a sublicense agreement is entered into prior to the [***] anniversary of the Effective Date and the sublicensee pays to AVROBIO the sum of $[***] upon the achievement of milestone event 1, GenStem shall receive the $[***] due pursuant to Section 4.2, and an additional [***]% of the excess milestone payment of $[***] – $[***] under this Section 4.5.

4.6 Currency Exchange. In the case of Net Sales outside the United States, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars shall be the rate of exchange used by AVROBIO or its Affiliate or sublicensee, as relevant, for its own financial reporting purposes in connection with its other products or accounts, which shall be consistent with GAAP. Upon request by GenStem, AVROBIO shall provide GenStem with a copy of AVROBIO’s (or its Affiliate’s or sublicensee’s, as relevant) then-current currency exchange policy.

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4.7 Records; Audit, Records and Audits. AVROBIO shall keep, and shall require its Affiliates and (sub)licensees to keep (all in accordance with generally accepted accounting principles, consistently applied), complete and accurate records in sufficient detail to properly reflect Net Sales and to enable any milestones payable hereunder to be determined. Upon the written request of GenStem and not more than once in each calendar year, AVROBIO and its Affiliates shall permit an independent certified public accounting firm of nationally recognized standing selected by GenStem and reasonably acceptable to AVROBIO, at GenStem’s expense, to have access during normal business hours to such records of AVROBIO and/or its Affiliates as may be reasonably necessary to verify the accuracy of the payments hereunder for any calendar year ending not more than [***] prior to the date of such request. These rights with respect to any calendar year shall terminate [***] after the end of any such calendar year. GenStem shall provide AVROBIO with a copy of the accounting firm’s written report within [***] of completion of such report. If such accounting firm correctly concludes that an underpayment was made, then AVROBIO shall pay the amount due within [***] of the date GenStem delivers to AVROBIO such accounting firm’s written report so correctly concluding. GenStem shall bear the full cost of such audit unless such audit correctly discloses that the additional payment payable by AVROBIO for the audited period is more than [***] of the amount otherwise paid for that audited period, in which case AVROBIO shall pay the reasonable fees and expenses charged by the accounting firm. GenStem shall treat all financial information, subject to review under this Section in accordance with the confidentiality provisions of this Agreement, and shall cause its accounting firm to enter into a confidentiality agreement with AVROBIO obligating it to treat all such financial information in confidence pursuant to such confidentiality provisions. AVROBIO and its Affiliates shall include in each relevant license granted by it a provision requiring any (sub)licensee to maintain records of sales of Licensed Products made pursuant to such license, and to grant access to such records by AVROBIO’s independent accountant to the same extent and under the same obligations as required of AVROBIO under this Agreement. AVROBIO shall advise GenStem in advance of each audit of any such (sub)licensee with respect to Licensed Product sales. AVROBIO will provide GenStem with a summary of the results received from the audit and, if GenStem so requests, a copy of the audit report, with respect to relevant Licensed Product sales.

4.8 Confidentiality. Each Party will treat all information subject to review under Section 4.6 in accordance with the provisions of Section 7 and will cause its accounting firm and the independent expert to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such entity to maintain all such financial information in confidence pursuant to such confidentiality agreement.

4.9 Payment Terms; Interest.

4.9.1 Payments under this Agreement shall be made in U.S. Dollars by wire transfer of immediately available funds to an account at a commercial bank designated by GenStem, such designation in writing to be provided to AVROBIO at least [***] before payment is due. Any payments due under this Agreement shall be due on such date as specified in the Agreement or, in the event that such date is not a business day, the next succeeding business day. Any payments based on invoices shall be made within [***] from AVROBIO’s receipt of such invoice.

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4.9.2 If AVROBIO does not make a payment that is owed under the terms of this Agreement by the date when due, then AVROBIO shall be obligated to pay computed simple interest, the interest period commencing from such date and ending on the date that payment of the amount owed is actually made, at an interest rate per annum equal to the [***], or the highest rate allowed by law, whichever is lower. The interest calculation shall be based on the act/360 computation method. Such interest shall be due and payable on the tender of the underlying principal payment.

4.10 Taxes. GenStem will be responsible for any income or other taxes owed by GenStem and required by applicable law to be withheld or deducted from any of the royalty and other payments made by or on behalf of AVROBIO to GenStem hereunder (“Withholding Taxes”). AVROBIO may deduct from any amounts that AVROBIO is required to pay hereunder to GenStem an amount equal to any such Withholding Taxes required by AVROBIO to be withheld and paid to the proper tax authority. Upon request, GenStem will provide AVROBIO any information available to GenStem that is necessary to allow any such Withholding Taxes to be determined. Such Withholding Taxes will be paid to the proper taxing authority for GenStem’s account and evidence of such payment will be secured and sent to GenStem within [***] of such payment. The Parties will use reasonable efforts to do such lawful acts and sign such lawful deeds and documents as either Party may reasonably request from the other Party to enable GenStem and AVROBIO or its Affiliates or sublicensees to take advantage of any applicable legal provision or any double taxation treaties with the object of paying the sums due to GenStem hereunder without, or to minimize the amount of, such withholding or deduction of any Withholding Taxes.

5.	INTELLECTUAL PROPERTY RIGHTS

5.1 Prosecution of Licensed Patent Rights.

5.1.1 In accordance with this Section 5.1.1, unless the Parties otherwise agree in writing for a given Licensed Patent Right, as between the Parties, GenStem will have lead responsibility for the preparation, filing, prosecution, defense and maintenance (“Prosecution”) in the Territory of the Licensed Patent Rights, provided that AVROBIO acknowledges that UCSD may be performing such activities for GenStem. GenStem shall be responsible for all costs and expenses with respect to such activities. GenStem will perform or have performed such activities through patent counsel of its choice. GenStem will provide AVROBIO with copies of all official correspondence received from patent offices with respect to any Licensed Patent Rights, and with any proposed substantive responses thereto sufficiently in advance for AVROBIO to provide comments and suggestions on such proposed responses, which comments and suggestions shall be considered by GenStem in good faith, and GenStem shall use all reasonable efforts to have them taken into consideration by UCSD. GenStem will provide AVROBIO with an update of the filing, prosecution and maintenance status for each Licensed Patent Right on a periodic basis. In the event that GenStem elects not to pursue or continue the Prosecution of any Licensed Patent Right in any country, GenStem shall provide AVROBIO with notice of this decision at least [***] prior to any pending lapse or abandonment thereof and provide AVROBIO with an opportunity to request that GenStem continue such Prosecution at AVROBIO’s expense.

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5.2	Enforcement.

5.2.1 Initiation. If either Party learns of any infringement or threatened infringement by a Third Party of any Licensed Patent Right, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement (the “Infringement Notice”). Neither AVROBIO nor GenStem will notify a Third Party (including the infringer) of infringement or put such Third Party on notice of the existence of any Licensed Patent Rights without first obtaining consent of the other, such consent not to be unreasonably withheld, conditioned or delayed. AVROBIO and GenStem agree to discuss and determine how best to proceed. AVROBIO and GenStem agree to use diligent efforts to cooperate with each other to terminate such infringement without litigation. If such infringement has not ended within [***] of the effective date of the Infringement Notice, then AVROBIO shall have the first right, but not the obligation, at its sole expense, to bring suit or other appropriate legal action against any actual or suspected infringement of any Licensed Patent Rights relating to the Development or Commercialization of Licensed Products in the Field in the Territory. If AVROBIO does not take such action within [***] after the Infringement Notice, then GenStem shall have the right but not the obligation, at its own expense, to bring suit or other appropriate legal action against such infringement.

5.2.2 Cooperation. Each Party shall, at the other Party’s expense, execute all papers and perform such other acts as may be reasonably required to bring and/or maintain any infringement suit brought by the other Party in accordance with Section 5.2.1 above (including joining as a party to such actions or proceedings if reasonably requested by the other Party or required by applicable law), and at its option and expense, may be represented in such suit by counsel of its choice. GenStem shall use all reasonable efforts to obtain UCSD’s similar cooperation with respect to any such actions or proceedings as relevant. In addition, the Parties shall cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country where applicable to Licensed Patent Rights. In the event that elections with respect to obtaining such patent term restoration, supplemental protection certificates or their equivalents are to be made, the Parties shall agree upon such elections.

5.2.3 Recovery. Any amount recovered, whether by judgment or settlement, shall first be applied to reimburse the costs and expenses (including attorneys’ fees) of the Party bringing suit, then to the costs and expenses (including attorneys’ fees), if any, of the other Party. With regards to net amounts of recovery (remaining after payment of costs and expenses as above), such shall be allocated [***].

5.3 Defense of Infringement Claims. If the manufacture, sale or use of a Licensed Product pursuant to this Agreement results in, or may result in, any claim, suit, or proceeding by a Third Party alleging patent infringement by AVROBIO (or its Affiliates or sublicensees) in the Field in the Territory, AVROBIO will promptly notify GenStem thereof in writing. AVROBIO or its Affiliate or sublicensee will have the exclusive right to defend and control the defense of any such claim, suit, action or proceeding at its own expense, using counsel of its own choice, and may settle any such claim, suit, action or proceeding at its sole discretion; provided, that if any such settlement would admit or concede that any material aspect of the Licensed Patent Rights are invalid or unenforceable, or require GenStem to pay any amounts, the aspects of such settlement directly involving such admission or concession or payment shall require the prior written consent of GenStem. AVROBIO will keep GenStem reasonably informed of all material developments in connection with any such claim, suit, or proceeding.

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5.4 Patent Marking. AVROBIO shall mark all Licensed Products made, used, sold, offered for sale, or imported under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

5.5 Preference for United States Industry. If AVROBIO sells a Licensed Product in the U.S., AVROBIO shall manufacture said Licensed Product substantially in the U.S. unless a written waiver of such obligation is obtained.

6.	REPRESENTATION AND WARRANTIES; COVENANTS

6.1 GenStem Warranties. GenStem hereby warrants and represents to AVROBIO as of the Effective Date that: (i) GenStem owns or Controls the entire right, title and interest in and to the Licensed Technology and no Third Party other than UCSD has any ownership rights thereto; (ii) GenStem has the right to grant the licenses under the Licensed Technology as set forth in this Agreement; (iii) GenStem has not entered into any agreement, arrangement or understanding regarding any of the Licensed Technology that conflicts with the terms of this Agreement; (iv) to its knowledge no Third Party has any license rights, options or other rights in, under or to the Licensed Technology that conflict with the terms of this Agreement and during the Term of this Agreement GenStem and its Affiliates shall not grant any such rights to any Third Party; (v) GenStem is not aware of (a) any Patent Rights owned by a Third Party that would be infringed by the use or practice of the Licensed Technology in the Field in the Territory under the license granted in Section 2.1, (b) any Patent Rights owned or licensed by GenStem or its Affiliates that are not Licensed Patent Rights and that would likely be infringed by the use or practice the Licensed Technology in the Field in the Territory under the license granted in Section 2.1, or (c) any prior art or other facts or circumstances that would reasonably lead GenStem or its Affiliates to believe that any of the Licensed Patent Rights are likely invalid or unenforceable; and (vi) none of the Licensed Technology has been misappropriated from any Third Party.

6.2 Reciprocal Representations and Warranties. Each Party represents and warrants to the other Party that: (i) this Agreement is a legal and valid obligation binding upon its execution and enforceable against it in accordance with its terms and conditions; and (ii) the execution, delivery and performance of this Agreement by such Party has been duly authorized by all necessary corporate action, and (iii) the person executing this Agreement on behalf of such Party has been duly authorized to do so by all requisite corporate actions.

6.3 DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 6.1 AND 6.2, NEITHER PARTY MAKES ANY REPRESENTATIONS NOR GRANTS ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND GENSTEM AND AVROBIO EACH SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY OR MERCHANTABILITY, OR ANY WARRANTY AS TO THE VALIDITY OR ENFORCEABILITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

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7.	CONFIDENTIALITY

7.1 Definition. During the Term, a Party (the “Disclosing Party”, with respect to information disclosed by such Party) may disclose or otherwise communicate to the other Party (the “Receiving Party”, with respect to information disclosed to such Party by the other Party) its information in connection with this Agreement or the performance of its obligations hereunder (the “Confidential Information” of the disclosing Party), which may include scientific and manufacturing information and plans, marketing and business plans, and financial and personnel matters relating to a Party or its present or future products, sales, suppliers, customers, employees, investors or business. Without limiting the foregoing, “Confidential Information” of a Party is hereby deemed to include any information disclosed by such Party to the other Party pursuant to that certain confidentiality agreement between the Parties dated as of February 9, 2017 (the “Prior CDA”).

7.2 Exclusions. Notwithstanding the foregoing, information disclosed by a Disclosing Party will not be deemed Confidential Information with respect to the Receiving Party for purposes of this Agreement if such information:

(a) was already known to the Receiving Party or its Affiliates, as evidenced by their written records, other than under an obligation of confidentiality or non-use, at the time of disclosure to the Receiving Party;

(b) was generally available or was otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available or otherwise became part of the public domain after its disclosure to the Receiving Party, through no fault of or breach of its obligations under this Section 9 or the Prior CDA (as defined above) by the Receiving Party;

(d) was disclosed to the Receiving Party, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the Party that controls such information and know-how not to disclose such information or know-how to others and has the lawful right to disclose it; or

(e) was independently discovered or developed by the Receiving Party or its Affiliate, as evidenced by written records, without the use of Confidential Information belonging to the Disclosing Party.

7.3 Disclosure and Use Restriction. Except as expressly otherwise provided herein, each Party agrees that, during the Term and for [***] thereafter, such Party (as the Receiving Party with respect to Confidential Information of the other Party) and its Affiliates and sublicensees will keep completely confidential, and will not publish or otherwise disclose and will not use for any purpose except for the purposes expressly contemplated by this Agreement, any Confidential Information of the Disclosing Party.

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7.4 Authorized Disclosure. A Receiving Party may disclose specific Confidential Information of the Disclosing Party to the extent that such disclosure is:

7.4.1 required by a valid order of a court of competent jurisdiction or other governmental or regulatory body of competent jurisdiction; provided, that such Receiving Party will first have given reasonable prior notice of such disclosure requirement to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order and/or to obtain a protective or order limiting such disclosure and/or requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or governmental or regulatory body and/or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that if the disclosure requirement is not quashed, the Confidential Information disclosed in response to such court or governmental order will be limited to that information that is legally required to be disclosed in response to such court or governmental order, taking into account any protective or other similar order limiting such disclosure obligation;

7.4.2 required by law; provided, that the Disclosing Party will provide the Receiving Party with notice of such disclosure in advance thereof to the extent practicable and the disclosure will be limited to that information that is legally required to be disclosed in response to such court or governmental order;

7.4.3 made by the Receiving Party to regulatory authorities as required in connection with any regulatory filing or application made in accordance with the terms of this Agreement; provided, that reasonable measures will be taken to assure confidential treatment of such information;

7.4.4 made by the Receiving Party as reasonably required in connection with the performance of this Agreement, to Affiliates, employees, consultants, representatives or agents, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Section 7.4;

7.4.5 made by the Receiving Party to existing or potential acquirers or merger candidates; potential sublicensees or collaborators (to the extent contemplated hereunder); investment bankers; existing or potential investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing; or Affiliates, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Section 7.4;

7.4.6 made by the Receiving Party with the prior written consent of the Disclosing Party.

7.5 Use of Name. Neither Party may make public use of the other Party’s name except (a) in connection with the activities contemplated hereby as permitted in this Section 7, (b) as required by applicable law, and (c) otherwise as agreed in writing by such other Party.

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7.6 Terms of Agreement to be Maintained in Confidence. The Parties agree that the terms of this Agreement are confidential and will not be disclosed by either Party to any Third Party (except to a Party’s professional advisor) without prior written permission of the other Party; provided, that either Party may make any filings of this Agreement required by law or regulation in any country so long as such Party uses its reasonable efforts to obtain confidential treatment for portions of this Agreement as available, consults with the other Party, and permits the other Party to participate, to the extent practicable, in seeking a protective order or other confidential treatment; and provided further, that a Party may publicly disclose, without regard to the preceding requirements of this Section 7.6, information that was previously disclosed in compliance with such requirements; and provided further, that a Party may disclose such terms in confidence as provided in Section 7.4.5.

8.	TERM AND TERMINATION

8.1 Term. The term of this Agreement will commence as of the Effective Date and, will expire upon the expiration of the last Royalty Term for all Licensed Products in all countries in the Territory, or will terminate if the Agreement is earlier terminated in accordance with this Section 8 (such period, the “Term”).

8.2 Termination for Material Breach.

8.2.1 Any material failure by a Party (the “Breaching Party”) to comply with its material obligations contained in this Agreement (such failure a “Material Breach”) will entitle the other Party (“Non-Breaching Party”) to give to the Breaching Party written notice of the Material Breach, which notice shall specify in detail the nature of the breach and shall, require the Breaching Party to make good or otherwise cure such Material Breach.

8.2.2 If such Material Breach is not cured within [***] ([***] for Material Breach of any payment obligation) after the receipt of notice pursuant to Section 8.2.1 above, the Non-Breaching Party will be entitled to terminate this Agreement on written notice to the Breaching Party and without prejudice to any of its other rights conferred on it by this Agreement and other remedies available under applicable law.

8.3 Termination at Will. AVROBIO may terminate this Agreement at will upon [***] prior written notice to GenStem.

8.4 Consequences of Expiration and Termination.

8.4.1 Expiration. Upon expiration of the Royalty Term in a particular country for a given Licensed Product, AVROBIO’s license under Section 2.1 with respect to such Licensed Product in the Field in such country will become irrevocable, perpetual and fully-paid.

8.4.2 Early Termination or Material Breach by AVROBIO. Upon termination of this Agreement pursuant to Section 8.3, or a termination by GenStem for Material Breach by AVROBIO pursuant to Section 8.2, the following provisions will apply:

(a) All rights and licenses granted by GenStem to AVROBIO under this Agreement will terminate immediately.

(b) Any sublicense granted by AVROBIO or any of its Affiliates to a subicensee shall survive termination of this Agreement, provided that such subicensee

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agrees in writing within [***] of termination of this Agreement to fully perform what would otherwise be AVROBIO’s obligations to GenStem under this Agreement, including without limitation an agreement to cure any then-existing breaches of this Agreement by AVROBIO.

8.4.3 Upon termination or expiration of the Agreement in whole or in part, upon the request of the Disclosing Party, the Receiving Party shall promptly return to the Disclosing Party or destroy the Disclosing Party’s Confidential Information, including all copies thereof, except to the extent that retention of such Confidential Information is reasonably necessary for the Receiving Party to exploit any continuing rights it may have (including, without limitation, the right to exploit any fully paid-up license pursuant to Section 8.4.1 in the event of an expiration of the Agreement in whole or in part) and/or to fulfill its obligations contemplated herein, including its obligations of non-disclosure and non-use hereunder. The return and/or destruction of such Confidential Information as provided above shall not relieve the Receiving Party of its obligations under the Agreement. The provisions of this section shall not apply to copies of electronically exchanged Confidential Information made as a matter of routine information technology backup and maintained in a secure manner, or to Confidential Information or copies thereof which must be stored by the Receiving Party according to provisions of applicable law.

8.4.4 Survival. Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing prior to such expiration or termination. The provisions of Sections 1, 2.2.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 5.3, 6.3, 7, 8.4, 9.1, 9.2, 9.3, 9.4, 10 and 11 will survive any termination or expiration of this Agreement.1

9.	INDEMNIFICATION AND INSURANCE

9.1 Indemnification by GenStem. GenStem will indemnify AVROBIO, its Affiliates, its sublicensees, and their respective directors, officers, employees and agents, and defend and hold each of them harmless, from and against any losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) based on or suffered in connection with any liability suits, investigations, allegations, actions, claims or demands by Third Parties (“Third Party Claims”) to the extent arising from or occurring as a result of or in connection with (i) any breach by GenStem of its representations, warranties or other obligations under this Agreement, or (ii) the gross negligence or willful misconduct of GenStem or its Affiliate; except to the extent that such Losses or Third Party Claims arise out of or result from the gross negligence or willful misconduct of a party seeking indemnification hereunder, or a breach by AVROBIO of any provision of this Agreement.

9.2 Indemnification by AVROBIO. AVROBIO will indemnify GenStem, its Affiliates, UCSD and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any Losses based on or suffered in connection with any Third Party Claims against any such indemnified party arising from or occurring as a result of or in connection with: (i) any theory of product liability (including actions in the form of tort, warranty or strict liability) concerning a Licensed Product that is Developed or Commercialized

[1]	To be updated upon finalization of the Agreement.

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by AVROBIO, its Affiliates or sublicensees, (ii) any breach by AVROBIO of its representations, warranties or obligations under this Agreement, or (iii) the gross negligence or willful misconduct of AVROBIO, its Affiliates or sublicensees; except to the extent that such Losses or Third Party Claims arise out of or result from the gross negligence or willful misconduct of a party seeking indemnification hereunder, or a breach by GenStem of any provision of this Agreement.

9.3 Indemnification Procedure.

9.3.1 Notice of Claim. The indemnified Party will give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 9.1 or Section 9.2; provided, however, that the failure to give such prompt written notice will not relieve Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that the Indemnifying Party is actually prejudiced as a result of such failure. In no event will the Indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). The indemnified Party will furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses. All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents (collectively, the “Indemnitees” and each an “Indemnitee”) will be made solely by such Party to this Agreement (the “Indemnified Party”).

9.3.2 Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [***] after the Indemnifying Party’s receipt of an Indemnification Claim Notice. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim. Should the Indemnifying Party assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim.

9.3.3 Right to Participate in Defense. Without limiting Section 9.3.2 above, any Indemnitee will be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, that such employment will be at the Indemnitee’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 9.3.2 (in which case the Indemnified Party will control the defense).

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9.3.4 Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, will deem appropriate, and will transfer to the Indemnified Party all amounts which said Indemnified Party will be liable to pay prior to the time prior to the entry of judgment. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 9.3.2, the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent will be at the Indemnified Party’s sole and absolute discretion). The Indemnifying Party will not be liable for any settlement or other disposition of a Loss by an Indemnitee that is reached without the written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party.

9.3.5 Cooperation. The Indemnified Party will, and will cause each other Indemnitee to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with the defense or prosecution of any Third Party Claim. Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

9.4 Expenses. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim will be reimbursed on a [***] basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

9.5 Insurance. Each Party will have and maintain such types and amounts of liability insurance as is normal and customary in the industry generally for parties similarly situated, and will upon request provide the other Party with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto. Without limiting the foregoing, AVROBIO shall have and maintain at its sole cost and expense, adequate liability insurance (including product liability insurance) to protect against potential liabilities and risk arising out of its activities under this Agreement and any agreement related hereto and upon such terms (including coverages, deductible limits and self-insured retentions) as are customary in the pharmaceutical industry generally for drug development activities; provided that, prior to commencement of clinical trials of Licensed Product, such coverage will include a minimum per occurrence limit of

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[***]. Such liability insurance shall insure against all types of liability, including personal injury, physical injury or property damage arising out of such AVROBIO’s activities hereunder. Such policy shall include GenStem as an additional insured and shall include a waiver of subrogation. Within [***] of written request, AVROBIO shall provide to GenStem certificates of insurance evidencing the above required insurance. This Section 9.5 shall not create any limitation on AVROBIO’s liability under this Agreement, including with respect to its indemnification obligations under this Article 9.

10.	LIMITATION OF LIABILITY

IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS, LOSS OF DATA, OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING UNDER ANY CAUSE OF ACTION AND ARISING IN ANY WAY OUT OF THIS AGREEMENT. THE FOREGOING LIMITATIONS WILL NOT APPLY TO AN AWARD OF ENHANCED DAMAGES AVAILABLE UNDER THE PATENT LAWS FOR WILLFUL PATENT INFRINGEMENT AND WILL NOT LIMIT EITHER PARTY’S OBLIGATIONS TO THE OTHER PARTY UNDER SECTIONS 7 OR 9 OF THIS AGREEMENT.

11.	MISCELLANEOUS

11.1 Assignment. Without the prior written consent of the other Party hereto (which consent shall not be unreasonably withheld), a Party will not sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, that a Party hereto may assign or transfer this Agreement and its rights or obligations hereunder without the consent of the other Party: (a) to any Affiliate of such Party; or (b) to any Third Party with which it merges or consolidates, or to which it transfers all or substantially all of its assets to which this Agreement relates, and provided that the foregoing consent obligation shall not limit the ability to grant sublicenses as permitted in this Agreement or to engage subcontractors to perform certain obligations hereunder. The assigning Party (except if it is not the surviving entity) will remain jointly and severally liable with the relevant Affiliate or Third Party assignee under this Agreement, and the relevant Affiliate assignee, Third Party assignee or surviving entity will assume in writing all of the assigning Party’s obligations under this Agreement. Any purported assignment or transfer in violation of this Section 11.1 will be void ab initio and of no force or effect.

11.2 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this

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Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties herein. To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision prohibited or unenforceable in any respect.

11.3	Governing Law; Dispute Resolution.

11.3.1 This Agreement, and any disputes between the Parties related to or arising out of this Agreement (including the Parties’ relationship created hereby, the negotiations for and entry into this Agreement, its conclusion, binding effect, amendment, coverage, termination, or the performance or alleged non-performance of a Party of its obligations under this Agreement) (each a “Dispute”), will be governed by the laws of the State of Delaware without reference to any choice of law principles thereof that would cause the application of the laws of a different jurisdiction.

11.3.2 In the event of any Dispute, a Party may notify the other Party in writing of such Dispute, and such Dispute will be promptly referred to the Chief Executive Officers of each of the Parties (or their respective designees) who will use their good faith efforts to resolve the Dispute within [***] after it was referred to the Chief Executive Officers.

11.3.3 In the event that any Dispute is not resolved as provided in Section 11.3.2 within the relevant time period, then such Dispute will be finally settled by arbitration in accordance with this Section 11.3. The arbitration will be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (or its successor organization) (“AAA”) and as further provided below, and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

11.3.4 The arbitration shall be conducted by a panel of three (3) persons experienced in the pharmaceutical business: within [***] after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within [***] of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. The arbitrators shall have scientific and legal experience relevant to the subject matter of the dispute. In any case the arbitrator shall not be an Affiliate, employee, consultant, officer, director or stockholder of either Party, or otherwise have any current or previous relationship with either Party or their respective Affiliates. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English. Within [***] after the designation of the arbitrators, the arbitrators and the Parties shall meet, and each Party shall provide to the arbitrator a written summary of all disputed issues, such Party’s position on such disputed issues and such Party’s proposed ruling on the merits of each such issue.

11.3.5 The arbitrator shall set a date for a hearing, which shall be no later than [***] after the submission of written proposals pursuant to Section 11.3.4, for the presentation of evidence and legal argument concerning each of the issues identified by the Parties. The Parties shall have the right to be represented by counsel.

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11.3.6 The arbitrators shall use best efforts to rule on each disputed issue within [***] after completion of the hearing described in Section 11.3.5 The determination of the arbitrators as to the resolution of any dispute shall be binding and conclusive upon all Parties. All rulings of the arbitrators shall be in writing and shall be delivered to the Parties except to the extent that the Commercial Arbitration Rules of the AAA provide otherwise. Nothing contained herein shall be construed to permit the arbitrator to award punitive, exemplary or any similar damages. The arbitrator shall render a “reasoned decision” within the meaning of the Commercial Arbitration Rules, which shall include findings of fact and conclusions of law.

11.3.7 Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement or violating this Section 11.3, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party. The arbitrators shall have no authority to award punitive or any other type of damages excluded under Section 10. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

11.3.8 Except to the extent necessary to confirm an award or as may be required by applicable laws, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations.

11.3.9 The Parties agree that any payments made pursuant to this Agreement pending resolution of any dispute hereunder shall be promptly refunded if an arbitrator or court determines that such payments are not due.

11.4 Notices. All notices or other communications that are required or permitted hereunder will be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery or overnight courier as provided herein), or sent by internationally-recognized overnight courier addressed as follows:

If to GenStem, to:

GenStem Therapeutics, Inc.

[***]

Cardiff by the Sea, CA 92007

Attention: Chief Executive Officer

If to AVROBIO, to:

AVROBIO, Inc.

700 Technology Square, Suite 101

Cambridge, MA 02139

Attention: Chief Executive Officer

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or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication will be deemed to have been given (i) when delivered, if personally delivered, and (ii) on the second business day after dispatch, if sent by internationally-recognized overnight courier. It is understood and agreed that this Section 11.4 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

11.5 Entire Agreement; Modifications. This Agreement including the Exhibits attached hereto, each of which is hereby incorporated and made part of in this Agreement by reference, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment or modification of this Agreement will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

11.6 Relationship of the Parties. It is expressly agreed that the Parties’ relationship under this Agreement is strictly one of a pure contract relationship between GenStem and AVROBIO, and that this Agreement does not create or constitute a partnership, joint venture, or agency. Neither Party will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding (or purport to be binding) on the other.

11.7 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of claims based on the failure to perform or a breach by the other Party will not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

11.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

11.9 No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other parties.

11.10 Further Assurance. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

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11.11 English Language. This Agreement has been written and executed in the English language as used in the United States of America and will be interpreted in accordance with the English language as used in the United States of America. Any translation by a Party into any other language will not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version will control.

11.12 No Drafting Party. This Agreement has been submitted to the scrutiny of, and has been negotiated by, both Parties and their counsel, and will be given a fair and reasonable interpretation in accordance with its terms, without consideration or weight being given to any such terms having been drafted by any Party or its counsel. No rule of strict construction will be applied against either Party.

11.13 Construction. Except where the context otherwise requires, wherever used, the use of any gender will be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein means including, without limiting the generality of any description preceding such term. The word “any” will mean “any” unless otherwise clearly indicated by context. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document refer to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any laws refer to such laws as from time to time enacted, repealed or amended, (c) the words “herein”, “hereof and “hereunder”, and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Sections and Exhibits, unless otherwise specifically provided, refer to the Sections and Exhibits of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement by their respective authorized representatives as of the date first written above.

GENSTEM THERAPEUTICS, INC.

By:	/s/ Jeffrey M. Ostrove, Ph.D.
Name:	Jeffrey M. Ostrove, Ph.D.
Title:	Chief Executive Officer

AVROBIO, INC.

By:	/s/ Geoff MacKay
Name:	Geoff MacKay
Title:	President & CEO

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SCHEDULE A

LICENSED PATENT RIGHTS

Application No.	Filing Date	UCSD Attorney Docket No.	Summary of Claimed Subject Matter
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

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SCHEDULE B

LICENSED KNOW-HOW

GenStem Know-How List

[***]

[***]

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